EXHIBIT 11.1

                           CORNELL CORRECTIONS, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                 (IN THOUSANDS)


                                                                       HISTORICAL
                                       ---------------------------------------------------------------------------    PRO FORMA
                                                                                                SIX MONTHS ENDED     ------------
                                                      YEAR ENDED DECEMBER 31,                       JUNE 30,          YEAR ENDED
                                       -----------------------------------------------------  --------------------   DECEMBER 31,
                                         1991       1992       1993       1994       1995       1995       1996          1995
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   ------------
Net income (loss)....................  $    (742) $     940  $    (915) $    (477) $  (7,442) $      34  $    (388)    $ (4,601)
                                       =========  =========  =========  =========  =========  =========  =========   ============
Shares used in computing earnings (loss) per share:
    Weighted average common shares
      and common share equivalents...      1,500      1,603      1,807      2,923      3,188      3,196      3,190        3,188
    Less treasury shares.............         --         --         --         --        (93)        --       (555)         (93)
    Effect of shares issuable under
      stock option plans and warrants
      granted subsequent to July 15,
      1995, based on the treasury
      stock method...................      1,048      1,048      1,048      1,048      1,048      1,048      1,048        1,048
    Common shares offered by the
      Company........................         --         --         --         --         --         --         --        3,023
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   ------------
                                           2,548      2,651      2,855      3,971      4,143      4,244      3,683        7,166
                                                                                   =========                         ============
Earnings (loss) per share............  $   (0.29) $    0.35  $   (0.32) $   (0.12) $   (1.80) $    0.01  $   (0.11)    $   (.64)
                                       =========  =========  =========  =========  =========  =========  =========   ============



                                       SIX MONTHS
                                         ENDED
                                        JUNE 30,
                                          1996
                                       ----------
Net income (loss)....................   $  1,100
                                       ==========
Shares used in computing earnings (loss) per share:
    Weighted average common shares
      and common share equivalents...      3,348
    Less treasury shares.............       (555)
    Effect of shares issuable under
      stock option plans and warrants
      granted subsequent to July 15,
      1995, based on the treasury
      stock method...................      1,048
    Common shares offered by the
      Company........................      3,023
                                       ----------
                                           6,864
                                       ==========
Earnings (loss) per share............   $    .16
                                       ==========